THRIVENT INVESTMENT MANAGEMENT INC.
625 Fourth Avenue South
Minneapolis, Minnesota 55415

May 12, 2003

John O. Gilbert, Chairman
The AAL Mutual Funds
625 Fourth Avenue South
Minneapolis, Minnesota 55415

Dear Mr. Gilbert:

This letter is to confirm to you that Thrivent Investment Management Inc. ("Thrivent Investment Mgt."), the investment adviser for The AAL Mutual Funds, has voluntarily agreed to temporarily reimburse certain expenses associated with some of the Funds through at least December 31, 2003, as detailed below:

  Thrivent Investment Mgt. has voluntarily agreed to temporarily reimburse certain expenses equal to 0.15% of the average daily net assets with respect to Class A shares and 0.20% of the average daily net assets with respect to Class B shares of The AAL Small Cap Index Fund II.

  Thrivent Investment Mgt. has voluntarily agreed to temporarily reimburse certain expenses equal to 0.50% of the average daily net assets with respect to each class of The AAL Small Cap Value Fund.

  Thrivent Investment Mgt. has voluntarily agreed to temporarily reimburse certain expenses equal in the aggregate to 0.50% of the average daily net assets with respect to Class B shares of The AAL Mid Cap Index Fund II.

  Thrivent Investment Mgt. has voluntarily agreed to temporarily reimburse certain expenses equal in the aggregate to 0.75% of the average daily net assets with respect to Class A shares and 0.75% of the average daily net assets with respect to Class B shares of The AAL Large Cap Index Fund II.

  Thrivent Investment Mgt. has voluntarily agreed to temporarily reimburse certain expenses equal to 0.10% of the average daily net assets with respect to Class A shares and 0.15% of the average daily net assets with respect to Class B shares of The AAL Money Market Fund.

In addition to the expense reimbursements described above, Thrivent Investment Mgt. has voluntarily agreed to temporarily reimburse certain expenses equal in the aggregate to 1.00% of the average daily net assets with respect to Class A shares and 1.75% of the average daily net assets with respect to Class B shares of The AAL Technology Stock Fund. The voluntary expense reimbursement with respect to The AAL Technology Stock Fund may be discontinued at any time.

Finally, some of the Funds invest a portion of their cash in The AAL Money Market Fund. In order to avoid duplicative investment advisory fees, Thrivent Investment Mgt. has voluntarily agreed to reimburse each such Fund the amount of the advisory fee which is attributable to its investment in The AAL Money Market Fund.

Sincerely,

/s/ Charles D. Gariboldi
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Charles D. Gariboldi, Vice President